Exhibit 4.4

AMENDMENT NO. 1

TO THE

REGISTRATION RIGHTS AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of March 21, 2017, to the Registration Rights Agreement, dated as of March 3, 2017 (the “Agreement”), by and among Gastar Exploration Inc., a Delaware corporation (the “Company”) and each of the purchasers listed on Schedule I thereto (the “Purchasers”). The Company and the Purchasers are each referred to individually as a “Party” and are collectively referred to as the “Parties.”

R E C I T A L S

WHEREAS, the Purchasers have, pursuant to that certain Securities Purchase Agreement, dated as of February 16, 2017, by and among the Company and the Purchasers, as amended by the Amendment No. 1, dated as of March 3, 2017, agreed to purchase (a) $125.0 million of aggregate principal amount of the Company’s Convertible Notes due 2022 (the “Notes”), which Notes are, under certain circumstances, convertible into cash, newly issued shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), or a combination of cash and Conversion Shares and (b) 29,408,305 shares of the Common Stock, subject to the terms and conditions set forth therein;

WHEREAS, the Purchasers have, pursuant to that certain Securities Purchase Agreement, dated as of March 20, 2017, by and among the Company and the Purchasers, agreed to purchase an additional $75.0 million in aggregate principal amount of the Notes, which such Additional Notes are, under certain circumstances, either (i) convertible into cash, newly issued shares of the Common Stock, or a combination of cash and Additional Conversion Shares, subject to the terms and conditions set forth therein or (ii) subject to a conditional mandatory repurchase obligation of the Company for a number of shares of Common Stock and special voting preferred stock of the Company pursuant to Section 5.15 of the New Securities Purchase Agreement; and

WHEREAS, the Parties desire to amend certain provisions of the Agreement pursuant to Section 7(c) thereof, as more particularly set forth in this Amendment.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

AMENDMENT

1.1    Defined Terms; References. Unless otherwise specifically defined in this Amendment, each term used herein that is defined in the Agreement has the meaning assigned to such term in the Agreement, and each reference to a specific Exhibit, Section or Article shall refer to the particular Exhibit, Section or Article in the Agreement. Each reference to “hereof,” “hereunder,” “herein,” “hereby” and each other similar reference contained in the Agreement shall refer, from and after the date of this Amendment, to the Agreement as amended by this Amendment.

1.2    Amendment to Section 1. Section 1 is hereby amended as follows:

(a)    to include the following definitions of “Additional Conversion Shares,” “Additional Notes” and “New Securities Purchase Agreement”:

““Additional Conversion Shares” shall mean shares of Common Stock that may be issued by the Company (i) in connection with the repurchase of certain Additional Notes pursuant to the mandatory repurchase obligation set forth in Section 5.15 of the New Securities Purchase Agreement and (ii) upon conversion of the Additional Notes that are not subject to the mandatory repurchase obligation in Section 5.15 of the New Securities Purchase Agreement.”;

““Additional Notes” shall mean the additional $75.0 million of aggregate principal amount of the Notes issued pursuant to the New Securities Purchase Agreement.”; and

““New Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated as of March 20, 2017, by and among the Company and the Purchasers.”

(b)    to amend and restate the definition of “Registrable Securities”:

““Registrable Securities” means (i) the Conversion Shares and the Additional Conversion Shares issuable or issued upon conversion (or, in the case of Additional Conversion Shares, repurchase pursuant to Section 5.15 of the New Securities Purchase Agreement) of the Notes or the Additional Notes, as applicable, (ii) the Firm Shares and (iii) any securities issued as (or issuable upon the conversion, exercise or exchange of any warrant, right or other security that is issued as) a dividend, stock split, combination, or any reclassification, recapitalization, merger, consolidation, exchange or any other distribution or reorganization with respect to, or in exchange for, or in replacement of, the securities referenced in clause (i) or (ii), above or this clause (iii); provided, however, that the term “Registrable Securities” shall exclude in all cases any securities (1) sold or exchanged by a Person pursuant to an effective registration statement under the Act or in compliance with Rule 144, (2) that are Freely Tradable (it being understood that for purposes of determining eligibility for resale under clause (2) of this proviso, no securities held by any Holder shall be considered Freely Tradable (x) to the extent such Holder reasonably determines that it is an Affiliate of the Company or (y) whenever a Holder, collectively with its Affiliates, owns at least (i) 25,000,000 shares of Common Stock or (ii) $50,000,000 in recent trading value of Common Stock (including for this purpose all Conversion Shares and Additional Conversion Shares issuable under the Notes or the Additional Notes, as applicable, or pursuant to Section 5.15 of the New Securities Purchase Agreement, assuming such Notes or Additional Notes, as applicable, were converted entirely into Common Stock, but excluding additional “make whole” shares unless such Holder is presently entitled to such shares) or (3) that shall have ceased to be outstanding. For the avoidance of doubt, for purposes of this definition, and for purposes of the Agreement, the Notes and Additional Notes include any related Paid-In-Kind Principal (as defined in the indenture governing the Notes and Additional Notes).”

ARTICLE II

MISCELLANEOUS

2.1    No Other Amendments; No Waiver of Rights. This Amendment is intended to be, and shall be construed as, an amendment of the Agreement. Except as amended by this Amendment, the Agreement shall remain unmodified and in full force and effect. The Agreement, together with this Amendment, shall be read together and have effect so far as practicable as though the provisions thereof and the relevant provisions hereof are contained in one document. To the extent that the terms and conditions of this Amendment conflict with the terms and conditions of the Agreement, the terms and conditions of this Amendment shall control. This Amendment shall not be construed as a waiver or amendment of any other provision of the Agreement for any purpose, except as expressly set forth herein.

2.2    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF DELAWARE.

2.3    Counterparts. This Amendment may be executed and delivered (including by .pdf, email or facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date first above written.

COMPANY:

GASTAR EXPLORATION INC.

By:	/s/ Michael A. Gerlich
Name:	Michael A. Gerlich
Title:	Senior Vice President, Chief Financial Officer and Corporate Secretary

AMENDMENT NO. 1 TO

REGISTRATION RIGHTS AGREEMENT

PURCHASERS:

AF V ENERGY I AIV A1, L.P.
AF V ENERGY I AIV A2, L.P.
AF V ENERGY I AIV A3, L.P.
AF V ENERGY I AIV A4, L.P.
AF V ENERGY I AIV A5, L.P.
AF V ENERGY I AIV A6, L.P.
AF V ENERGY I AIV A7, L.P.
AF V ENERGY I AIV A8, L.P.
AF V ENERGY I AIV A9, L.P.
AF V ENERGY I AIV A10, L.P.
AF V ENERGY I AIV A11, L.P.
AF V ENERGY I AIV A12, L.P.
AF V ENERGY I AIV A13, L.P.
AF V ENERGY I AIV B1, L.P.

By:	AF V ENERGY I AIV GP, L.P.,
as general partner

By:	/s/ Nathan Walton
Name: Nathan Walton
Title: Authorized Signatory

AMENDMENT NO. 1 TO

REGISTRATION RIGHTS AGREEMENT